Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

The Member of

Bickford Master I, LLC.:

We consent to the incorporation by reference in the registration statement No. 333-145410 on Form S-8 of Care Investment Trust Inc. of our report dated June 18, 2012, with respect to the consolidated balance sheets of Bickford Master I, LLC. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, member’s equity (deficit), and cash flows for the years then ended, which report appears in the December 31, 2011 annual report on Form 10-K/A of Care Investment Trust Inc.

/s/ BKD, LLP

Kansas City, MO

June 22, 2012